M3SIXTY FUNDS TRUST
4520 Main Street, Suite 1425
Kansas City, MO 64111

 ALPS DISTRIBUTORS, INC.
1290 Broadway, Suite 1100
Denver, CO 80203

September 30, 2016

VIA EDGAR

U.S. Securities and Exchange Commission
Filing Desk
100 F Street, N.E.
Washington, DC 20549

RE:	M3Sixty Funds Trust (the “Trust”) (File No. 333-206491)

Dear Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned hereby requests acceleration of the effective date of Pre-Effective Amendment No. 5 to the Registration Statement of the above-reference investment company as filed on Form N-1A, with respect to Cognios Large Cap Growth Fund and Cognios Large Cap Value Fund to Monday, October 3, 2016, or such other earlier date as the Commission decides.

Very truly yours,

M3SIXTY FUNDS TRUST

By:	/s/Randall K. Linscott
Randall K. Linscott President

ALPS DISTRIBUTORS, INC.

By:	/s/Steven B. Price
Steven B. Price Senior Vice President, Chief Compliance Officer and Director of Distribution Services

cc:	Ms. Deborah O’Neal Johnson
Division of Investment Management
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549